Exhibit 10.7

July 31, 2002

Mr. Andy Swarthout
Mr. David Volkert
Bear Creek Mining Company
8340 N. Thornydale Rd. #110-263
Tucson, AZ 85741

RE: LETTER OF INTENT

Gentlemen,

Pursuant to our recent discussions, Bear Creek Mining Company, an Arizona Corporation (“BCMC”) wishes to acquire the exclusive right to earn an interest in the La Pampa Property in the Department of Lambayeque, Perú (the “Property”), the mineral rights to which are held by are held by Minera Solitario Peru S.A.C. (“MSP”). MSP is a wholly owned subsidiary of Solitario Resources Corporation of Denver, Colorado (“Solitario”). The Property consists of a 19 square kilometer area near Chongoyape Perú, a more definitive description of which is shown on Exhibit A attached.

1.	a) Subject to the Conditions (as hereinafter defined), this Letter of Intent sets forth terms under which BCMC will have an option to acquire an interest in the Property by way of the acquisition of a sharehold interest in a new corporate entity (“Newco”) to be formed by MSP under the laws of Perú and which shall hold as its sole assets the Property and its initial capital. MSP shall create Newco prior to such time as BCMC exercises it option to acquire an interest in Newco (the “Option Period”). MSP and BCMC may enter into an Operating Agreement at such time as BCMC deems appropriate which provides for the detailed terms under which BCMC shall conduct exploration during the Option

Period and under which MSP and BCMC may jointly invest in the property through Newco after BCMC has vested its interest in Newco. The Operating Agreement shall be mutually agreed upon by the Parties and which shall form a basis for the development and mining of the Property by Newco based upon terms commonly accepted in the mining industry.

b) During the Option Period, MSP agrees to provide the Property exclusively to BCMC free of any encumbrance or title defect and will pay expenses to remedy any such defects which may be discovered to have existed prior to signing of this Letter of Intent. Should the Parties decide to acquire additional mineral rights within two kilometers of the boundaries of the claims shown on Exhibit A those rights shall be incorporated into and be an integral part of the Property.

2.	a) In order to acquire a 51% interest in Newco, BCMC shall undertake the following cumulative work commitments with respect to the Property over a period of five years, which five year period begins on the date of signing of this Letter of Intent:

Year	Expenditure (US$)

1	100,000
2	300,000
3	700,000
4	1,300,000
5	2,100,000

Total	4,500,000

Allowable costs allocable to the work commitment shall relate to direct costs expended on exploration and related activities and reasonable administration costs which directly relate to expenditures on the Property as is generally accepted within the mining industry. Solitario shall have the right to verify work expenditures upon prior notice to BCMC.

b) For as long as BCMC is earning its right to exercise its option under the terms of this Letter of Intent or the Operating Agreement, BCMC shall make all surface rights, lease and tax payments with respect to the Property, defend its good standing and pay the annual holding costs (derechos de vigencia) for the claims as required by Peruvian law. All payments by BCMC for surface rights (servidumbre), acquisition of surface titles, and mineral rights shall be deemed to be applicable to the work commitment. At the signing of this Letter Agreement the derechos de vigencia for year 2001 were paid in arrears in June 2002. BCMC makes a firm commitment to pay of the derechos de vigencia for year 2002 payable not later than June 30, 2003, which are estimated to be approximately $6,000.

c) BCMC commits to complete at least 1000 meters of exploration drilling within the first year of the Option Period subject to the Conditions, including the condition in Section 2(f) below.

d) At any time after completion of 1000 meters of drilling, BCMC may withdraw from the Agreement by notifying Solitario of termination in writing. Notwithstanding notification of termination by BCMC, obligations in relation to property payments by BCMC under section 2(b) above shall endure for a period of forty-five days after the date of notification of termination.

e) BCMC may accelerate the schedule of its work commitment to earn its right to exercise its option by completing its investment of $4,500,000 at any time during the five year Option Period, at which time BCMC will have been deemed to have fulfilled its work commitment and may exercise its option to acquire an interest in Newco.

f) Upon signing of this Letter of Intent BCMC will endeavor to acquire the surface rights to perform exploration from the title holder(s) of the Property under favorable terms and within a reasonable time frame. Should this acquisition require more than four months, the effective date of the work commitments as described in Section 2(a) of this Letter of Intent shall be postponed for such period in excess of four months as is required to acquire such rights but not to exceed an additional period of six months.

3.	a) Upon fulfillment of its work commitments BCMC may exercise its option to receive a 51% sharehold interest in Newco. This transfer of corporate interest will be recorded in the books of Newco by way of a sale of shares for a nominal amount representing 51% of the initial capital of Newco. The parties shall mutually agree on the manner of this transfer which provides the most favorable tax treatment for both parties.

b) Upon completion of the initial earn-in requirements and notification to Solitario of the exercise of its option to acquire a 51% interest in Newco, BCMC may concurrently elect to increase its corporate interest in the Company from 51% to 65% by committing to complete a bankable feasibility study within two years of the election. BCMC shall earn the additional 14% of the shares in the Company upon completion of the bankable feasibility study and the accounts of the Newco shall be accordingly adjusted.

c) The Shareholders of Newco shall record that the initial contribution of each Party upon the earn in of BCMC’s 51% (or 65%) interest will be deemed to be in proportion to the actual expenses incurred by BCMC in earning its interest. For greater certainty, the formula IPI= [A/(A+B)] describes the initial contribution of the Parties where IPI (the Initial Participating Interest) of BCMC equals either 51% or 65% and A represents the actual expenditure incurred by BCMC to earn the corresponding interest and B represents the deemed initial contribution of Solitario.

e) Subsequent to earn in by BCMC the Participating interest of each party may, from time to time, be calculated using a similar formula to that shown in Section 3(d): PI = [A/(A+B)] where in PI is equal to the Participating Interest of Party 1 and A is the Initial Contribution of Party 1 plus its additional contributions, and B is the other Party’s Initial Contribution plus additional contributions. Should either Party’s Participating Interest be diluted to 10% then the diluting Party’s interest shall revert to a 2.5% Net Smelter Return as defined in Exhibit B.

4.	The Bylaws of Newco shall generally conform to the terms of the Operating Agreement and the appointment of its Directors shall be mutually agreed upon by the parties to the Operating Agreement for so long as the Operating Agreement is in force. The Operating Agreement shall: 1) specify procedures for the approval of budgets, cash calls, reporting, notifications etc., all in accordance with standard mining practice, 2) provide that, following the Option Period, the shareholders of the Company shall bear the costs of exploration, development and mining in proportion to each party’s ownership of the shares of the Company, 3) that the voting representation on the Board of Directors of Newco shall be in proportion to each Party’s Participating Interest and 4) other provisions as are required by mutual agreement and standard mining practice to facilitate the operational and administrative functions of the company.

5.	The Letter of Intent or the Operating Agreement shall terminate upon the earlier to occur of the following:

(i)	after written notice by BCMC to Solitario pursuant to the terms of Section 2(d);

(ii)	BCMC fails to complete the cumulative work commitments on the anniversary dates of the work commitment schedule shown in Section 2(a) subject to the terms of Section 2(f);

(iii)	the mutual agreement of both parties;

(iv)	the parties cease to own an interest in the Property; and

(v)	failure of BCMC to acquire access rights within ten months of the signing of this Letter of Intent as provided for in Section 2(f).

6.	BCMC will be the operator of the project during the term of the option.

7.	During the Option Period BCMC agrees to provide Solitario with quarterly written reports of factual and interpretive data as well as more frequent updates regarding material results and, as needed, for corporate reporting requirements.

8.	Draft releases of information to the public by a Party shall be provided to the other Party for comment and approval, such review to occur in a timely manner.

9.	This Letter of Intent is subject to the following conditions (the “Conditions”):

(i)	satisfactory completion by BCMC of due diligence in respect of the adequacy of mineral title of the Property not to exceed a period of thirty (30) days; and

(ii)	the acquisition of surface rights as contemplated by Section 2(f) above.

10.	Until such time as a definitive form of agreement is executed, the terms of this Letter of Intent will be binding on the parties.

11.	This Letter of Intent shall be interpreted in accordance with and governed by the laws of Colorado.

The parties express their agreement to the terms of this Letter of Intent by signing below.

Solitario Resources Corporation 4251 Kipling St. #390 Wheat Ridge, CO 80033

By “Walt Hunt”

Date:

Bear Creek Mining Company

By “Andrew T. Swarthout”

Date:

EXHIBIT A

The claims comprising the Property:

DERECHO	CODIGO	ASIENTO	FICHA

La Pampa uno	01-00168-99	02	16376
La Pampa dos	01-00191-99	02	16336

EXHIBIT B

Net Smelter Return

The Party with the majority share of the La Pampa Project shall pay to the diluting Party with respect to the substances produced and sold form the Property two and one half percent (2.5%) of the “Net Returns” received by the majority Party from the sale of the substances produced. The term “Net Returns” shall mean the total receipts from the mint, refinery, smelter or other purchaser less only (i) the transportation costs from the Property to the place of sale, if paid by the majority Party and (ii) the costs, penalties, treatment charges and other charges paid by the majority Party to, or deducted from, the amount paid by the mint, refinery, smelter or other purchaser. Net Returns royalties payable hereunder shall be paid within forty-five (45) days following the end of each calendar quarter in which the majority Party receives the Net Returns. Payments shall be made to the diluting Party at the address of record in this agreement or to such depository or address that the diluting Party shall designate to the majority Party in writing. Net Returns payments shall be accompanied by a statement setting forth the amount of substances sold, the total received therefore and the method used to determine the Net Returns payable. Each such statement shall be deemed correct and binding upon the diluting Party unless the diluting Party shall dispute the accuracy thereof in writing within six (6) months following the end of the calendar year in which the Net Return was paid. The diluting Party shall have the right to audit the accounting of the Net Return calculations of the majority Party.